POWER OF ATTORNEY


By this Power of Attorney given this 23rd day of August 2005, Edward J. McMenamin, an individual residing at 775 Stonegate Drive, Wexford, Pennsylvania 15090, authorizes Theodore N. Bobby, Esquire, Senior Vice President and General Counsel of H. J. Heinz Company, Patrick J. Guinee, Esquire, Assistant General Counsel of H. J. Heinz Company, and Rene D. Biedzinski, Corporate Secretary of
H. J. Heinz Company, a Pennsylvania corporation with offices located at 600 Grant Street, 60th Floor US Steel Building, Pittsburgh, Pennsylvania (collectively, the "Attorneys," and each, individually, the "Attorney"), to perform the following on my behalf:

         To prepare, execute, and file on my behalf all Forms 3, 4, and 5, and amendments thereto, necessary or appropriate to comply with Section 16 of the Securities Exchange Act of 1934 (the "Act") and the rules and regulations promulgated pursuant to the Act.

I hereby revoke the Power of Attorney dated August 15, 2002. This Power of Attorney is valid until revoked by me.

I acknowledge that the Attorneys, in serving in such capacity at my request, are not assuming, nor is H. J. Heinz Company assuming, any of my responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.




          /s/   Edward J. McMemamin
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                Edward J. McMenamin